                                                                 Exhibit 10.1

           EMPLOYMENT, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT
           ---------------------------------------------------------

        THIS AGREEMENT (the "Agreement") dated as of the 1st day of January, 1994 by and between GARDEN STATE NUTRITIONALS, INC. (the "Company"), a New Jersey corporation having its principal office and place of business at 100 Lehigh Drive, Fairfield, New Jersey 07006 and WILLIAM HOWARD ("Howard"), residing at 160 Overlook Avenue, Apartment 23F, Hackensack, New Jersey 07601.


                                   WITNESSETH
                                   ----------

        WHEREAS, Howard is currently employed by the Company and has been employed by the Company for over five (5) years;

        WHEREAS, Howard's ten (10) shares of the Company's common stock were redeemed by the Company pursuant to that certain Stock Redemption Agreement dated as of the date hereof (the "Howard Shares");

        WHEREAS, the Company desires to continue to employ and secure the services of Howard upon the terms and conditions specified herein; and

        WHEREAS, Howard desires to continue to be employed by the Company upon the terms and conditions specified herein:

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties intending to be legally bound, agree as follows:

        1. EMPLOYMENT DUTIES; TERM; TERMINATION.

           (a) The Company hereby employs Howard as an executive salesman responsible for the servicing of certain of the Company's customer accounts to be designated from time to time by the Company. Howard hereby accepts such employment and agrees to discharge the responsibilities of such position, and any other executive position as determined by the Company, faithfully and to the best of his ability and perform such duties and services of an executive, sales, administrative and managerial nature as shall be specified and designated from time to time by the Board of Directors of the Company in connection with the business and activities of the Company. The Company agrees only to impose such duties and services as are reasonable and consistent with good and ethical business practices.

           (b) Howard's employment shall be for a period beginning on the date hereof (the "Commencement Date") and ending on August 31, 1999 (the "Term of the Agreement").

           (c) Howard agrees that during the Term of the Agreement he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business which the Company is now or, at such time, is engaged.

        2. COMPENSATION; NON-COMPETE AND CONFIDENTIALITY FEE; CERTAIN COVENANTS.

           (a) The Company agrees to pay to Howard and Howard agrees to accept the following amounts and benefits as compensation for his services hereunder and for the performance of other duties assigned to him by the Board of Directors of the Company:

                (i) Commencing on the Commencement Date, and continuing through August 31, 1994, the Company shall pay Howard a salary at a rate of One Hundred Seventy-Four Thousand Eight Hundred Fifty-Nine and 88/100 Dollars
($174,859.88) per annum, payable in equal weekly installments; and

                (ii) Commencing on September 1, 1994 and continuing through the last day of the Term of this Agreement, the Company shall pay Howard a salary at a rate of Two Hundred Thousand Dollars ($200,000) per annum, payable in equal weekly installments.

           (b) In consideration for and in recognition of the value of Howard's services rendered to the Company prior to the Commencement Date, the Company agrees to pay to Howard, within thirty (30) days from the Commencement Date, a bonus equal to One Hundred Twenty-Five Thousand Dollars ($125,000).

           (c) In consideration for and in recognition of the value of Howard's services rendered to the Company prior to the Commencement Date, the Company agrees to pay to Howard on August 31, 1994, a bonus equal to One Hundred Fifty Thousand Dollars ($150,000).

           (d) In consideration for and in recognition of the value of Howard's services rendered to the Company prior to the Commencement Date, if the Company should sell all or substantially all of its assets at any time during the period beginning on the Commencement Date and ending on August 31, 1996, or if the shareholders of the Company should sell all of their shares of common stock of the Company during the same period (each such sale is hereinafter referred to as a "Triggering Event"), then the Company agrees to pay Howard (i) if such Triggering Event shall occur on or before August 31, 1994, an amount equal to eighty percent (80%) of the amount which the Howard Shares would have otherwise been entitled to receive out of the proceeds resulting from such Triggering Event (for purposes of calculating such amount, the Company shall assume that no other shares of common stock of the Company have been redeemed subsequent to the Commencement Date) (hereinafter, the "Triggering Event Value"), less all amounts paid to Howard and the value of all benefits made available to Howard under this Agreement before such Triggering Event, (ii) if such Triggering Event shall occur after August 31, 1994 and on or before August 31, 1995, an amount equal to seventy percent (70%) of the Triggering Event Value of the Howard Shares, less all amounts paid to Howard and the value of all benefits made available to Howard under this Agreement before such Triggering Event, and (iii) if such Triggering Event shall occur after August 31, 1995 and on or before August 31, 1996, an amount equal to sixty percent (60%) of the Triggering Event Value of the Howard Shares, less all amounts paid to Howard and the value of all benefits made available to Howard under this Agreement before such Triggering Event.

           (e) Howard shall be entitled to participate in any fringe benefit, group insurance, pension, major medical, hospitalization, profit sharing, deferred compensation, welfare or other benefit plan or program of the Company in which other personnel of the Company participate, to the extent permissible under, and in accordance with, the provisions of such plan or program, as such plans or programs are currently in effect. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program at any time, provided that the overall benefits to Howard are substantially comparable to those available under the current plans and programs.

                (f) Within thirty days from the Commencement Date, the Company shall pay Howard an aggregate fee (the "Non-Compete and Confidentiality Fee") in consideration of his covenant not-to-compete and his covenant to keep certain information confidential, the terms and conditions of which are set forth in paragraphs 4 and 3 hereof, respectively, equal to One Hundred Thousand Dollars ($100,000).

                (g) Howard shall not be entitled to reimbursement for any expenses which he may incur in connection with the services hereunder, unless such expenses are incurred at the request of the Company and approved in advance in writing by the President of the Company.

                (h) Howard shall be entitled to four (4) weeks of vacation per annum.

                 (i) The Company may withhold from any compensation or benefits under this Agreement all federal, state, local or other taxes that shall be required pursuant to any law or governmental regulation or ruling.

                 (j) In the event Howard voluntarily terminates his employment, other than for any of the reasons described in paragraph 5 hereof, during the Term of this Agreement, he shall cease being compensated as of the effective date of the termination of his employment, and the Company shall pay him, as and when due, only his full compensation hereunder due on or before the date of such termination.

                 (k) In the event the Company terminates Howard's employment for just cause, Howard shall cease being compensated as of the effective date of the termination of his employment. The Company shall, however, pay Howard, as and when due, his full compensation as provided in paragraph 2 hereof up to the effective date of such termination. For purposes of this Agreement, "just cause" shall mean only (i) dishonesty directly injurious to the Company or the willful misconduct in the performance of Howard's assigned duties (defined as the intentional disregard of any express, written directives issued to Howard by the President or the Board of Directors of the Company), (ii) a material breach of this Agreement by Howard during the Term of his Agreement, and (iii) any embezzlement, misappropriation or theft of funds or property of the Company.

        3. CONFIDENTIALITY. All memoranda, notes, records or other documents made or compiled by Howard or made available to him during the term of this Agreement concerning the business of the Company shall be the Company's property and shall be delivered to the Company on the termination of this Agreement. Howard shall not use, for himself or others, or divulge to others, any proprietary or confidential information of the Company obtained by him as a result of his services pursuant to this Agreement. Howard hereby acknowledges and recognizes the highly competitive nature of the Company's business, the time, money and effort invested by the Company in developing its customer list, its contacts at each customer, prospective customer, strategic partner and potential strategic partner, and the other proprietary or confidential information described below. For purposes of this paragraph 4, the term "proprietary or confidential information" shall mean all information which is known only to Howard or to Howard and the employees, former employees, consultants or others in a confidential relationship with the Company, which relates to specific matters such as trade secrets, customers, potential customers and vendor lists, the Company's contact person(s) at each customer, potential customer and vendor, customer preferences and pricing data, marketing strategies, strategic partners or potential strategic partners, the Company's contact person(s) at each strategic partner and potential strategic partner, pricing and credit techniques, research and development activities, books and records and private processes, as they may exist from time to time, which Howard may have acquired or obtained by virtue of work heretofore or hereafter performed for or on behalf of the Company or which be may acquire or may have acquired knowledge of during the performance of said work, and which is not known to others, or not readily available to others from sources other than Howard, or is not in the public domain. In the event of a breach or a threatened breach by Howard of the provisions of this paragraph 4, the Company shall be entitled to an injunction restraining Howard from disclosing the aforementioned proprietary or confidential information, and/or from rendering any services to any person, firm, corporation, association or other entity to whom such proprietary or confidential information has been disclosed or is threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Howard.

        4. RESTRICTIVE COVENANTS.

           (a) Howard hereby acknowledges and recognizes the highly competitive nature of the Company's business and, accordingly, agrees that in consideration of the premises contained herein and the Non-Compete Fee to be paid hereunder, he shall not, other than on behalf of the Company or any affiliate of the Company, during the term hereof, and for a period of three years from and after the termination hereof: (i) directly or indirectly engage in any Competitive Activity (as hereinafter defined) within the United States of America, whether such engagement shall be as an officer, director, consultant, agent, lender, shareholder, or other participant; or (ii) assist others in engaging in any Competitive Activity.

           (b) As used herein, the term "Competitive Activity" shall mean (i) the solicitation of purchase orders for vitamins or any other related products or services from, or the marketing or sale of vitamins or any other related products or services to, any customer of the Company, or any person at a potential customer of the Company with whom the Company maintained a professional relationship during Howard's employment, and (ii) contacting any strategic partner of the Company or any person at a potential strategic partner of the Company with whom the Company maintained a professional relationship during Howard's employment, in each case, with the intention of entering into a joint venture or other similar business relationship. Notwithstanding the foregoing, Howard shall be permitted to enter into consulting arrangements with third parties pursuant to which he may assist such third parties in planning, designing and physically laying out manufacturing plants and facilities, provided, however, that (i) prior to entering into any such consulting arrangements, Howard shall first obtain the

Company's written consent thereto, which such consent shall not be unreasonably withheld, and (ii) Howard shall not be permitted to enter into any such consulting arrangements with any customer of the Company (or any person who was a customer of the Company during the term of this Agreement) or any strategic partner of the Company (or any person who was a strategic partner of the Company during the term of this Agreement.

            (c) In the event of a breach or threatened breach by Howard of the provisions of this paragraph 4, the Company shall be entitled to an injunction restraining him from such breach, since the remedy at law would be inadequate and insufficient. In addition, the Company will be entitled to such damages as it can show it has sustained by reason of such breach, and in its discretion from time to time shall be entitled to withhold, and offset against and deduct from, any remaining payments pursuant to paragraph 2 hereof the amount of such damages. Any party hereto shall be entitled to recover their respective attorneys' fees, client costs and disbursements relating to a dispute over such offset from the other party hereto as the court may determine to be equitable. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

         5. DEATH OR DISABILITY. As an inducement for Howard to enter into this Agreement, the Company agrees that all amounts payable to Howard hereunder shall be paid to Howard, or to Howard's estate in the event of his death, notwithstanding his disability or death, and neither Howard nor the estate of Howard shall be required to repay any amount paid to Howard prior to Howard's death or disability.

         6. CERTAIN REPRESENTATIONS BY HOWARD. Howard hereby represents and warrants that he has been a shareholder and an employee of the Company for more than five (5) years, has a strong familiarity with the Company's financial condition, and is aware of and understands the terms and conditions of the Company's redemption of both Earl Weisman's and David Langerman's shares of the Company's common stock.

         7. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by telefacsimile, registered or certified mail (postage prepaid, return receipt requested) or overnight courier to the parties at the following addresses:

                (a) If to the Company, to:

                    Garden State Nutritionals, Inc.
                    100 Lehigh Drive
                    Fairfield, New Jersey 07006
                    Attention: Edward M. Frankel, President
                    Telecopier: (201) 575-6782
                    with copies to:

                    Morrison Cohen Singer & Weinstein
                    750 Lexington Avenue
                    New York, New York 10022
                    Attention: Stephen A. Cohen, Esq.
                    Telecopier: (212) 735-8708

                (b) If to the Howard, to:

                    Mr. William Howard
                    160 Overlook Avenue
                    Apt. 23F
                    Hackensack, New Jersey 07601

                    with copies to:

                    Ronald Groseibl, Esq.
                    500 Route 17 South
                    Hasbrook Heights, New Jersey 07604
                    Telecopier: (201) 288-0380

or to such other persons or at such other addresses or telecopier locations as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

         8. MODIFICATION AND WAIVER. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         9. ASSIGNMENT. The parties acknowledge the personal nature of the services to be rendered hereunder and each agrees that the rights and obligations of the parties to this Agreement may not be assigned by either party.

         10. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

         11. GOVERNING LAW; CONVENIENCE OF FORUM; CONSENT TO JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey. The parties to this Agreement, acting for themselves and for their respective beneficiaries, heirs, successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New Jersey located in Passaic County, and/or the United States District Court for the same location. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such patty as provided in Paragraph 7 hereof.

         12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         13. SEVERABILITY OF PROVISIONS. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision of this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provisions of this Agreement in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Agreement is too broad to permit enforcement thereof to its fullest extent in any jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law in such jurisdiction, and Howard hereby consents and agrees that such scope may be judicially modified accordingly in any such jurisdiction in any proceeding brought to enforce such restriction.

         14. TITLES AND HEADINGS. The Paragraph headings in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or any term or provision hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date and year first above written.


                                           GARDEN STATE NUTRITIONALS, INC.

                                           BY: /s/ Edward M. Frankel
                                              ----------------------------
                                              Edward M. Frankel, President

                                           /s/ William Howard
                                           -------------------------------
                                           WILLIAM HOWARD

'                       GARDEN STATE NUTRITIONALS, INC.
                               100 Lehigh Drive
                         Fairfield, New Jersey 07004


                                              April 30, 1996

Mr. William Howard
2309 Sanibel Boulevard
St. James City, FL 33956

Dear Bill:

        This letter will confirm that the January 1, 1994 Employment, Non-Competition and Confidentiality Agreement between us is hereby amended by deleting Section 2(d). Please confirm the foregoing by signing where indicated below.


                                        Very truly yours,

                                        GARDEN STATE NUTRITIONALS, INC.

                                        By: /s/ EDWARD M. FRANKEL
                                           ----------------------------
                                            Edward M. Frankel, President

CONFIRMED:

/s/ WILLIAM HOWARD
- ------------------
William Howard